EXHIBIT 99.1
NEWS
REPUBLIC CONTACTS

Media Inquiries:	Will Flower	(480) 718-6565
Investor Inquiries:	Ed Lang	(480) 627-7128
REPUBLIC SERVICES, INC. REPORTS
FIRST QUARTER RESULTS
•	Company reports earnings of $0.41 per share, $0.42 per share as adjusted
•	Adjusted free cash flow on target at $273 million
•	Company repurchased 5 million shares in first quarter
Phoenix, AZ, April 28, 2011...Republic Services, Inc. (NYSE: RSG) today reported net income of $158.2 million, or $0.41 per diluted share, for the three months ended March 31, 2011, versus $65.0 million, or $0.17 per diluted share, for the comparable period last year.
Republic’s net income for the three months ended March 31, 2011 and 2010 includes a number of charges and other expenses that impacted its results. A detail of these charges and other expenses is contained in the Reconciliation of Certain Non-GAAP Measures section of this document. Excluding these items, net income for the three months ended March 31, 2011 and 2010 would have been $159.7 million, or $0.42 per diluted share, and $157.6 million, or $0.41 per diluted share, respectively.
Excluding certain charges and other expenses recorded during 2011 and 2010 as described in the Reconciliation of Certain Non-GAAP Measures section of this document, adjusted earnings before interest, taxes, depreciation, depletion, amortization and accretion (adjusted EBITDA) for the three months ended March 31, 2011 would have been $601.3 million, or 30.6% as a percentage of revenue, compared to $619.7 million, or 31.7% as a percentage of revenue, for the comparable 2010 period.

Revenue for the three months ended March 31, 2011 increased to $1,964.9 million compared to $1,957.7 million for the same period in 2010. Core price for the three months ended March 31, 2011 increased 1.0%, fuel surcharges increased 0.6% and commodities pricing increased 1.0%. Offsetting this revenue growth of 2.6% were decreases of 1.4% due to the end of our San Mateo County collection contract and our disposal and transportation contract with the City of Toronto effective December 31, 2010, 0.7% from core volume and 0.1% related to divestitures.
Commenting on these results, Donald W. Slager, President and Chief Executive Officer of Republic Services, said, “Our performance in the first quarter is a direct result of the organization’s continued focus on pricing, productivity improvements and customer service. This is the fourth quarter in a row we have seen sequential improvement in our collection volumes. Our free cash flow performance has allowed us to repurchase approximately 5 million shares in the quarter for approximately $148 million leaving $212 million available under the existing repurchase program which we expect to complete in 2011. We are committed to providing strong cash returns to our stockholders.”
Company Declares Quarterly Dividend
Republic also announced that its Board of Directors declared a regular quarterly dividend of $0.20 per share for stockholders of record on July 1, 2011. The dividend will be paid on July 15, 2011.
About Republic
Republic Services, Inc. provides recycling and solid waste collection, transfer and disposal services in the United States. The Company’s various operating units, including collection companies, transfer stations, recycling centers and landfills, are focused on providing reliable environmental services and solutions for commercial, industrial, municipal and residential customers. For more information, visit the Republic Services website at www.republicservices.com. The Company participates in investor presentations and conferences throughout the year. Interested parties can find a schedule of these conferences at www.republicservices.com by selecting “Calendar” under the Investor Relations tab. Live audio presentations from earnings calls and investor conferences are webcast on the Republic website.

SUPPLEMENTAL UNAUDITED FINANCIAL INFORMATION
AND OPERATING DATA
REPUBLIC SERVICES, INC.
CONSOLIDATED BALANCE SHEETS
(in millions, except per share amounts)

	March 31,	December 31,
	2011	2010
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$67.9	$88.3
Accounts receivable, less allowance for doubtful accounts of $45.4 and $50.9, respectively	839.5	828.9
Prepaid expenses and other current assets	187.1	207.4
Deferred tax assets	115.8	121.5

Total current assets	1,210.3	1,246.1
Restricted cash and marketable securities	164.9	172.8
Property and equipment, net	6,693.6	6,698.5
Goodwill	10,657.2	10,655.3
Other intangible assets, net	435.0	451.3
Other assets	235.7	237.9

Total assets	$19,396.7	$19,461.9

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	431.6	606.5
Notes payable and current maturities of long-term debt	615.7	878.5
Deferred revenue	316.4	295.1
Accrued landfill and environmental costs, current portion	180.0	182.0
Accrued interest	78.2	93.1
Other accrued liabilities	748.9	621.3

Total current liabilities	2,370.8	2,676.5
Long-term debt, net of current maturities	6,192.3	5,865.1
Accrued landfill and environmental costs, net of current portion	1,433.6	1,416.6
Deferred income taxes and other long-term liabilities	1,051.8	1,044.8
Self-insurance reserves, net of current portion	312.0	304.5
Other long-term liabilities	238.6	305.5
Commitments and contingencies
Stockholders’ equity:
Preferred stock, par value $0.01 per share; 50 shares authorized; none issued	—	—
Common stock, par value $0.01 per share; 750 shares authorized; 400.7 and 400.2 issued including shares held in treasury, respectively	4.0	4.0
Additional paid-in capital	6,449.9	6,431.1
Retained earnings	1,972.5	1,890.3
Treasury stock, at cost (21.5 and 16.5 shares, respectively)	(648.7)	(500.8)
Accumulated other comprehensive income, net of tax	17.6	21.9

Total Republic Services, Inc. stockholders’ equity	7,795.3	7,846.5
Noncontrolling interests	2.3	2.4

Total stockholders’ equity	7,797.6	7,848.9

Total liabilities and stockholders’ equity	$19,396.7	$19,461.9

REPUBLIC SERVICES, INC.
UNAUDITED CONSOLIDATED STATEMENTS OF INCOME
(in millions, except per share data)

	Three Months Ended March 31,
	2011	2010
Revenue	$1,964.9	$1,957.7
Expenses:
Cost of operations	1,159.7	1,136.8
Depreciation, amortization and depletion	205.8	203.0
Accretion	19.7	20.2
Selling, general and administrative	203.9	210.3
(Gain) loss on disposition of assets and impairments, net	(0.4)	0.5
Restructuring charges	—	5.6

Operating income	376.2	381.3
Interest expense	(115.7)	(134.5)
Loss on extinguishment of debt	(1.8)	(132.3)
Interest income	0.2	—
Other income, net	1.1	1.7

Income before income taxes	260.0	116.2
Provision for income taxes	101.9	51.0

Net income	158.1	65.2
Net loss (income) attributable to noncontrolling interests	0.1	(0.2)

Net income attributable to Republic Services, Inc.	$158.2	$65.0

Basic earnings per share attributable to Republic Services, Inc. stockholders:
Basic earnings per share	$0.41	$0.17

Weighted average common shares outstanding	382.2	381.4

Diluted earnings per share attributable to Republic Services, Inc. stockholders:
Diluted earnings per share	$0.41	$0.17

Weighted average common and common equivalent shares outstanding	384.0	383.3

Cash dividends per common share	$0.20	$0.19

REPUBLIC SERVICES, INC.
UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions)

	Three Months Ended March 31,
	2011	2010
Cash provided by operating activities:
Net income	$158.1	$65.2
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization of property and equipment	127.5	129.0
Landfill depletion and amortization	59.6	56.4
Amortization of intangible and other assets	18.7	17.6
Accretion	19.7	20.2
Non-cash interest expense — debt	10.1	16.2
Non-cash interest expense — other	12.1	12.2
Stock-based compensation	7.6	6.2
Deferred tax provision (benefit)	13.3	(50.8)
Provision for doubtful accounts, net of adjustments	0.4	2.5
Excess income tax benefit from stock option exercises	(0.7)	(0.8)
Asset impairments	0.4	0.1
Loss on extinguishment of debt	1.8	132.3
Gain on disposition of assets, net	(5.3)	(4.3)
Other non-cash items	(0.2)	1.3
Change in assets and liabilities, net of effects from business acquisitions and divestitures:
Accounts receivable	(11.4)	11.9
Prepaid expenses and other assets	23.9	13.2
Accounts payable	(45.9)	(99.2)
Restructuring and synergy related expenditures	(2.0)	(8.2)
Capping, closure and post-closure expenditures	(13.2)	(10.5)
Remediation expenditures	(8.5)	(11.5)
Other liabilities	67.7	0.1

Cash provided by operating activities	433.7	299.1

Cash used in investing activities:
Purchases of property and equipment	(297.2)	(208.4)
Proceeds from sales of property and equipment	6.9	5.9
Cash used in acquisitions, net of cash acquired	(16.5)	(0.8)
Cash proceeds from divestitures, net of cash divested	4.9	—
Change in restricted cash and marketable securities	7.9	18.6
Other	(0.3)	0.6

Cash used in investing activities	(294.3)	(184.1)

Cash used in financing activities:
Proceeds from notes payable and long-term debt	486.5	731.5
Proceeds from issuance of senior notes, net of discount	—	1,499.4
Payments of notes payable and long-term debt	(431.1)	(2,198.4)
Premiums paid on extinguishment of debt	(1.5)	(30.4)
Fees paid to issue and retire senior notes and certain hedging relationships	(0.1)	(20.8)
Issuances of common stock	10.3	9.4
Excess income tax benefit from stock option exercises	0.7	0.8
Purchases of common stock for treasury	(147.9)	—
Cash dividends paid	(76.7)	(72.4)
Distributions paid to noncontrolling interests	—	(0.7)

Cash used in financing activities	(159.8)	(81.6)

(Decrease) increase in cash and cash equivalents	(20.4)	33.4
Cash and cash equivalents at beginning of period	88.3	48.0

Cash and cash equivalents at end of period	$67.9	$81.4

You should read the following information in conjunction with our audited consolidated financial statements and notes thereto appearing in our Annual Report on Form 10-K as of and for the year ended December 31, 2010. All amounts below are in millions and as a percentage of our revenue, except per share data.
REVENUE
The following table reflects our total revenue by line of business for the three months ended March 31:

	2011		2010
Collection:
Residential	$525.7	26.7%	$534.7	27.3%
Commercial	618.1	31.5	621.5	31.7
Industrial	353.6	18.0	348.1	17.8
Other	7.9	0.4	6.9	0.4

Total collection	1,505.3	76.6	1,511.2	77.2

Transfer and disposal	674.1		692.4
Less: Intercompany	(344.9)		(357.5)

Transfer and disposal, net	329.2	16.8	334.9	17.1

Sale of materials	97.9	5.0	71.6	3.7
Other non-core	32.5	1.6	40.0	2.0

Other	130.4	6.6	111.6	5.7

Total revenue	$1,964.9	100.0%	$1,957.7	100.0%

The following table reflects changes in our core revenue for the three months ended March 31:

	2011	2010
Core price	1.0%	2.2%
Fuel surcharges	0.6	0.3
Commodities	1.0	1.8

Total price	2.6	4.3

Volume	(0.7)	(7.0)

San Mateo and Toronto contract losses	(1.4)	—

Total internal growth	0.5	(2.7)

Acquisitions / divestitures, net	(0.1)	(2.3)

Total	0.4%	(5.0)%

COST OF OPERATIONS
Cost of operations includes labor and related benefits, which consists of salaries and wages, health and welfare benefits, incentive compensation and payroll taxes. It also includes transfer and disposal costs representing tipping fees paid to third party disposal facilities and transfer stations; maintenance and repairs relating to our vehicles, equipment and containers, including related labor and benefit costs; transportation and subcontractor costs, which include costs for independent haulers who transport our waste to disposal facilities and costs for local operators who provide waste handling services associated with our national accounts in markets outside our standard operating areas; fuel, which includes the direct cost of fuel used by our vehicles, net of fuel credits; disposal franchise fees and taxes consisting of landfill taxes, municipal franchise fees, host community fees and royalties; landfill operating costs, which includes landfill accretion, financial assurance, leachate disposal and other landfill maintenance costs; risk management, which includes casualty insurance premiums and claims; cost of goods sold, which includes material costs paid to suppliers associated with recycling commodities; and other, which includes expenses such as facility operating costs, equipment rent and gains or losses on sale of assets used in our operations.
The following table summarizes the major components of our cost of operations for the three months ended March 31:

	2011		2010
Labor and related benefits	$377.3	19.2%	$375.7	19.2%
Transfer and disposal costs	148.8	7.6	155.5	7.9
Maintenance and repairs	147.4	7.5	146.4	7.5
Transportation and subcontract costs	98.5	5.0	113.6	5.8
Fuel	118.3	6.0	94.7	4.8
Franchise fees and taxes	91.8	4.7	93.8	4.8
Landfill operating costs	27.9	1.4	28.3	1.4
Risk management	47.9	2.4	38.3	2.0
Cost of goods sold	33.2	1.7	23.2	1.2
Other	68.6	3.5	67.3	3.5

Total cost of operations	$1,159.7	59.0%	$1,136.8	58.1%

The cost categories shown above may change from time to time and may not be comparable to similarly titled categories used by other companies. As such, you should take care when comparing our cost of operations by cost component to that of other companies.
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES
Selling, general and administrative expenses include salaries, health and welfare benefits and incentive compensation for corporate and field general management, field support functions, sales force, accounting and finance, legal, management information systems and clerical and administrative departments. Other expenses include rent and office costs, fees for professional services provided by third parties, marketing, investor and community relations, directors’ and officers’ insurance, general employee relocation, travel, entertainment and bank charges, but excludes any such amounts recorded as restructuring charges.
The following table provides the components of our selling, general and administrative costs for the three months ended March 31:

	2011		2010
Salaries	$135.7	6.9%	$133.8	6.8%
Provision for doubtful accounts	0.4	—	2.5	0.1
Costs to achieve synergies	—	—	9.1	0.5
Other	67.8	3.5	64.9	3.3

Total selling, general and administrative expenses	$203.9	10.4%	$210.3	10.7%

The cost categories shown above may change from time to time and may not be comparable to similarly titled categories used by other companies. As such, you should take care when comparing our selling, general and administrative expenses by cost component to that of other companies.
RECONCILIATION OF CERTAIN NON-GAAP MEASURES
Earnings Before Interest, Taxes, Depreciation, Depletion, Amortization and Accretion
The following table calculates earnings before interest, taxes, depreciation, depletion, amortization and accretion (EBITDA), which is not a measure determined in accordance with U.S. generally accepted accounting principles (GAAP), for the three months ended March 31:

	2011	2010
Net income attributable to Republic Services, Inc.	$158.2	$65.0
Net (loss) income attributable to noncontrolling interests	(0.1)	0.2
Provision for income taxes	101.9	51.0
Other income, net	(1.1)	(1.7)
Interest income	(0.2)	—
Loss on extinguishment of debt	1.8	132.3
Interest expense	115.7	134.5
Depreciation, amortization and depletion	205.8	203.0
Accretion	19.7	20.2

EBITDA	$601.7	$604.5

We believe that the presentation of EBITDA is useful to investors because it provides important information concerning our operating performance exclusive of certain non-cash costs. EBITDA demonstrates our ability to execute our financial strategy, which includes reinvesting in existing capital assets to ensure a high level of customer service, investing in capital assets to facilitate growth in our customer base and services provided, maintaining our investment grade credit rating and minimizing debt, paying cash dividends, repurchasing our common stock, and maintaining and improving our market position through business optimization. This measure has limitations. Although depreciation, depletion, amortization and accretion are considered operating costs in accordance with

GAAP, they represent the allocation of non-cash costs generally associated with long-lived assets acquired or constructed in prior years. Our definition of EBITDA may not be comparable to similarly titled measures presented by other companies.
Adjusted Earnings
Reported diluted earnings per share were $0.41 for the three months ended March 31, 2011 versus $0.17 for the comparable 2010 period. During the three months ended March 31, 2011 and 2010, we recorded a number of charges, other expenses and net (gain) loss on disposition of assets that impacted our EBITDA, pre-tax income, net income attributable to Republic Services, Inc. (Net Income — Republic) and diluted earnings per share. These items primarily consist of the following:

	Three Months Ended March 31, 2011				Three Months Ended March 31, 2010
			Net	Diluted			Net	Diluted
		Pre-tax	Income -	Earnings		Pre-tax	Income -	Earnings
	EBITDA	Income	Republic	per Share	EBITDA	Income	Republic	per Share
As reported	$601.7	$260.0	$158.2	$0.41	$604.5	$116.2	$65.0	$0.17
Loss on extinguishment of debt	—	1.8	1.1	0.01	—	132.3	83.4	0.22
Costs to achieve synergies	—	—	—	—	9.1	9.1	5.5	0.01
Restructuring charges	—	—	—	—	5.6	5.6	3.4	0.01
(Gain) loss on disposition of assets and impairments, net	(0.4)	(0.4)	0.4	—	0.5	0.5	0.3	—

Adjusted	$601.3	$261.4	$159.7	$0.42	$619.7	$263.7	$157.6	$0.41

We believe that the presentation of adjusted EBITDA, adjusted pre-tax income, adjusted net income attributable to Republic Services Inc., and adjusted diluted earnings per share, which are not measures determined in accordance with GAAP, provide an understanding of operational activities before the financial impact of certain items. We use these measures, and believe investors will find them helpful, in understanding the ongoing performance of our operations separate from items that have a disproportionate impact on our results for a particular period. Comparable charges and costs have been incurred in prior periods, and similar types of adjustments can reasonably be expected to be recorded in future periods. Our definition of adjusted EBITDA, adjusted pre-tax income, adjusted net income attributable to Republic Services Inc., and adjusted diluted earnings per share may not be comparable to similarly titled measures presented by other companies.
Cash Flow
We define free cash flow, which is not a measure determined in accordance with GAAP, as cash provided by operating activities less purchases of property and equipment plus proceeds from sales of property and equipment as presented in our consolidated statements of cash flows. The following table calculates our free cash flow for the three months ended March 31:

	2011	2010
Cash provided by operating activities	$433.7	$299.1
Purchases of property and equipment	(297.2)	(208.4)
Proceeds from sales of property and equipment	6.9	5.9

Free cash flow	$143.4	$96.6

We define adjusted free cash flow, which is not a measure determined in accordance with GAAP, as cash provided by operating activities, less property and equipment received, plus proceeds from sales of property and equipment, plus merger related expenditures, net of tax and plus the tax settlement related to BFI risk management companies. The following table calculates our adjusted free cash flow for the three months ended March 31:

	2011	2010
Cash provided by operating activities	$433.7	299.1
Property and equipment received	(169.0)	(128.3)
Proceeds from sales of property and equipment	6.9	5.9
Merger related expenditures, net of tax	1.2	7.7
Tax settlement related to BFI risk management companies	—	60.1

Adjusted free cash flow	$272.8	$244.5

We believe that the presentation of adjusted free cash flow provides useful information regarding our recurring cash provided by operating activities after expenditures for property and equipment received, plus proceeds from sales of property and equipment, plus merger related expenditures, net of tax and plus the settlement related to BFI risk management companies. It also demonstrates our ability to execute our financial strategy and is a key metric we use to determine compensation. The presentation of adjusted free cash flow has material limitations. Adjusted free cash flow does not represent our cash flow available for discretionary expenditures because it excludes certain expenditures that are required or to which we have committed such as debt service requirements and dividend payments. Our definition of adjusted free cash flow may not be comparable to similarly titled measures presented by other companies.
Purchases of property and equipment as reflected on our consolidated statements of cash flows and the free cash flow presented above represent amounts paid during the period for such expenditures. A reconciliation of property and equipment reflected on our consolidated statements of cash flows to property and equipment received during the period is as follows for the three months ended March 31:

	2011	2010
Purchases of property and equipment per the unaudited consolidated statements of cash flows	$297.2	$208.4
Adjustments for property and equipment received during the prior period but paid for in the following period, net	(128.2)	(80.1)

Property and equipment received during the period	$169.0	$128.3

The adjustments noted above do not affect our net change in cash and cash equivalents as reflected in our consolidated statements of cash flows.
As of March 31, 2011, accounts receivable were $839.5 million, net of allowance for doubtful accounts of $45.4 million, resulting in days sales outstanding of approximately 39 (or 24 net of deferred revenue).
CASH DIVIDENDS
In January 2011, we paid a cash dividend of $76.7 million to stockholders of record as of January 1, 2011. As of March 31, 2011, we recorded a dividend payable of $75.8 million to stockholders of record at the close of business on April 1, 2011, which was paid on April 15, 2011. In April 2011, our board of directors declared a regular quarterly dividend of $0.20 per share payable to stockholders of record as of July 1, 2011, which will be paid on July 15, 2011.
STOCK REPURCHASE PROGRAM
In November 2010, our board of directors approved a share repurchase program pursuant to which we may repurchase up to $400.0 million of our outstanding shares of common stock. As of March 31, 2011, we had used $188.5 million under the program to repurchase 6.4 million shares at an average cost per share of $29.25. We expect to use the remaining funds in this program to repurchase shares during 2011.
INFORMATION REGARDING FORWARD-LOOKING STATEMENTS
This document contains certain forward-looking information about us that is intended to be covered by the safe harbor for “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not historical facts. Words such as “guidance,” “expect,” “will,” “may,” “anticipate,” “plan,” “estimate,” “project,” “intend,” “should,” “can,” “likely,” “could,” and similar expressions are intended to identify forward-looking statements. These statements include statements about our plans, strategies and prospects. Forward-looking statements are not guarantees of performance. These statements are based upon the current beliefs and expectations of our management and are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot assure you that the expectations will prove to be correct. Among the factors that could cause actual results to differ materially from the expectations expressed in the forward-looking statements are:
•	the impact on us of our substantial indebtedness, including on our ability to obtain financing on acceptable terms to finance our operations and growth strategy and to operate within the limitations imposed by financing arrangements;
•	general economic and market conditions, including the current global economic and financial market crisis, inflation and changes in commodity pricing, fuel, labor, risk and health insurance and other variable costs that are generally not within our control, and our exposure to credit and counterparty risk;
•	whether our estimates and assumptions concerning our selected balance sheet accounts, income tax accounts, final capping, closure, post-closure and remediation costs, available airspace, and projected costs and expenses related to our landfills and property and equipment (including our estimates of the fair values of the assets and liabilities acquired in our acquisition of Allied), and labor, fuel rates and economic and inflationary trends, turn out to be correct or appropriate;
•	competition and demand for services in the solid waste industry;
•	the fact that price increases to our customers may not be adequate to offset the impact of increased costs, including labor, third-party disposal and fuel, and may cause us to lose volume;

•	our ability to manage growth and execute our growth strategy;
•	our compliance with, and future changes in, environmental and flow control regulations and our ability to obtain approvals from regulatory agencies in connection with operating and expanding our landfills;
•	our ability to retain our investment grade ratings for our debt;

•	our dependence on key personnel;

•	our dependence on large, long-term collection, transfer and disposal contracts;

•	our business is capital intensive and may consume cash in excess of cash flow from operations;

•	any exposure to environmental liabilities, to the extent not adequately covered by insurance, could result in substantial expenses;

•	risks associated with undisclosed liabilities of acquired businesses;

•	risks associated with pending and future legal proceedings, including litigation, audits or investigations brought by or before any governmental body;

•	severe weather conditions, which could impair our financial results by causing increased costs, loss of revenue, reduced operational efficiency or disruptions to our operations;

•	compliance with existing and future legal and regulatory requirements, including limitations or bans on disposal of certain types of wastes or on the transportation of waste, which could limit our ability to conduct or grow our business, increase our costs to operate or require additional capital expenditures;

•	workforce factors, including potential increases in our costs if we are required to provide additional funding to any multi-employer pension plan to which we contribute and the negative impact on our operations of union organizing campaigns, work stoppages or labor shortages;

•	the negative effect that trends toward requiring recycling, waste reduction at the source and prohibiting the disposal of certain types of wastes could have on volumes of waste going to landfills;

•	changes by the Financial Accounting Standards Board or other accounting regulatory bodies to generally accepted accounting principles or policies; and

•	acts of war, riots or terrorism, including the events taking place in the Middle East and the continuing war on terrorism, as well as actions taken or to be taken by the United States or other governments as a result of further acts or threats of terrorism, and the impact of these acts on economic, financial and social conditions in the United States.
The risks included here are not exhaustive. Refer to “Part I, Item 1A — Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2010 for further discussion regarding our exposure to risks. Additionally, new risk factors emerge from time to time and it is not possible for us to predict all such risk factors, or to assess the impact such risk factors might have on our business or the extent to which any factor or combination of factors may cause actual results to differ materially from those contained in any forward-looking statements. You should not place undue reliance on these forward-looking statements, which speak only as of the date hereof. Except to the extent required by applicable law or regulation, we undertake no obligation to update or publish revised forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.